Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14933, Form S-8 No. 333-40899, Form S-8 No. 333-47782, Form S-8 No. 333-70196, Form S-8 No. 333-74852, and Form S-8 No. 333-101509) pertaining to the Digene Corporation Omnibus Plan, the Digene Corporation Directors’ Stock Option Plan, the Digene Corporation 1997 Stock Option Plan, and the Digene Corporation Amended and Restated 1999 Incentive Plan and in the Registration Statements (Form S-3 No. 333-83540, Form S-3 No. 333-100555, and Form S-3 No. 333-112901) of our report dated August 5, 2004, with respect to the consolidated financial statements and schedule of Digene Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/ Ernst & Young LLP

McLean, Virginia
September 13, 2004